                                                                   EXHIBIT 99.1


                                 PRESS RELEASE


Atlanta, GA
October 26, 1998

Phillip Aginsky, 46, who has been Tekgraf's Chairman and CEO since its incorporation last June, resigned October 23, 1998, to pursue other interests, but will continue as a consultant to the Tekgraf Board. The Board of Directors has appointed William M. Rychel, President of the Graphics Division of Tekgraf as interim CEO. Tekgraf plans to immediately begin a search for a new President and Chief Executive Officer.

"We appreciate Phillip's counsel and assistance in guiding the company through its initial merger phase and subsequent IPO. With the initial phase of Tekgraf's development behind us, it's time to move the company to the next level of development", said William Rychel.

Tekgraf, Inc., headquartered in Atlanta, Ga., is a value-added wholesale distributor of advanced computer graphics products and a manufacturer of custom personal computers. The Tekgraf Graphics Division provides sales, marketing and technical support of computer graphics technologies through reseller channels. Demonstration and distribution centers are located throughout the United States and Canada. The Tekgraf Technology Division is engaged in the manufacture, sale, distribution and support of special purpose Intel-based NT workstations and servers. Additional information on Tekgraf may be obtained by visiting the company Web site at http://www.tekgraf.com, or by calling the nearest Tekgraf Graphics Division office toll free at 8888-321-TKGF.

This press release contains statements that constitute forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements appear in a number of places in this press release and include all statements that are not historical statement of fact. The words "may," "would," "could," "will," "progress toward," "move forward," "actively pursuing," "increase," "expect," "estimate," "anticipate," "believes," "intends," "plans," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that such statements are not guarantees of future performance and involve various risks and uncertainties, many of which are beyond the Company's control. Actual results may differ materially from those discussed in the forward-looking statements as a result of factors described below. These risks include, but are not limited to, competitive market pressures, material changes in customer demand, availability of labor, the Company's ability to perform contracts, governmental policies adverse to the computer industry, economic and competitive conditions, and other risks outside the control of the Company, as well as those factors discussed in detail in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section of the Company's registration statement on Form S-1 (Registration No. 333-33449).